Exhibit 21.1

Subsidiaries of the Registrant:

Name of Subsidiary	State or Other Jurisdiction of Incorporation or Organization
Absaloka Coal, LLC	Delaware
Coal Valley Resources Inc.	Alberta
Dakota Westmoreland Corporation	Delaware
Poplar River Coal Mining Partnership	Saskatchewan
Prairie Coal Ltd.	Saskatchewan
Prairie Mines and Royalty ULC	Alberta
Texas Westmoreland Coal Co.	Montana
WCC Holding B.V.	Netherlands
WCC Land Holding Company, Inc.	Delaware
WEI—Roanoke Valley, Inc.	Delaware
Western Energy Company	Montana
Westmoreland Canada LLC	Delaware
Westmoreland Canada Holdings Inc.	Alberta
Westmoreland Canadian Investments L.P.	Quebec
Westmoreland Coal Sales Company, Inc.	Delaware
Westmoreland Escrow Corporation	Delaware
Westmoreland Energy LLC	Delaware
Westmoreland Energy Services, Inc.	Delaware
Westmoreland Kemmerer, Inc.	Delaware
Westmoreland Mining LLC	Delaware
Westmoreland—North Carolina Power, L.L.C.	Virginia
Westmoreland Partners	Virginia
Westmoreland Power, Inc.	Delaware
Westmoreland Prairie Resources Inc.	Alberta
Westmoreland Resources, Inc.	Delaware
Westmoreland Risk Management, Inc.	Montana
Westmoreland—Roanoke Valley, L.P.	Delaware
Westmoreland Savage Corporation	Delaware
Willowvan Mining Ltd.	Saskatchewan
WRI Partners, Inc.	Delaware